Exhibit 99.1

8:30am October 7, 2004: FLORIDA DISTRIBUTION

American Access Technologies, Inc.

Keystone Heights, Florida

www.aatk.com

Company Contact: Joe McGuire, Chief Financial Officer

(352) 473-6673/ jmcguire@aatk.com

American Access Technologies Reports Second Consecutive Record-Breaking Quarter

Third Quarter 2004 Record Sales Increase 39.3% and Nine Month Record Sales Increase 21.7% over Prior Periods

Keystone Heights, FL – October 7, 2004 – PRNewswire – FirstCall –American Access Technologies, Inc. (NASDAQ: AATK) is pleased to announce that the preliminary unaudited sales for the three months ended September 30, 2004 were a record-breaking, all-time corporate high of approximately $1,922,600, an increase of 39.3% over the sales of the three months ended September 30, 2003 of $1,379,743.

For the nine months ended September 30, 2004 preliminary unaudited sales of $4,954,000 exceeded sales for the nine months ended September 30, 2003, $4,069,487 by 21.7%.

Joe McGuire, Chief Financial Officer, stated, “Despite some disruptions caused by hurricanes Charley, Frances, Ivan and Jeanne, our Company, with the assistance of many dedicated employees, produced the best sales quarter in the Company’s history. In addition, due to the unprecedented weather conditions, we are left in the enviable position of starting the fourth quarter with a backlog of approximately $1 million in orders.”

“The announcement of our agreement for a $750,000 private placement financing yesterday marks the achievement of a significant goal for American Access. The proceeds from this private placement will enable our Company to continue the expansion of our manufacturing capabilities in 2005. We have earmarked the proceeds of this funding to purchase laser cutting equipment that should enable us to increase our current manufacturing efficiencies and bring in an estimated minimum of $600,000 in new business in the initial year of operation.”

“We are confident that we will easily surpass last year’s all time record sales total of $5.5 million. We are well positioned to realize our corporate mission to increase our revenues, control our expenses, continue our march to profitability, increase shareholders’ value and achieve our second consecutive best year in our history,” added McGuire.

For further detailed information on sales and expenses for the second quarter 2004, please read the Company’s unaudited Quarterly Report (10-QSB) which will be filed with the Securities and Exchange Commission in approximately 25 to 35 days. The preliminary second quarter sales results are subject to revision.

About American Access Technologies, Inc.

American Access manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors, and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. Its Omega Metals subsidiary manufactures its proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and for the U.S. government contractors.

News and product/service information are available at www.aatk.com.

Cautionary Note Concerning Forward Looking Statements: This press release contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding future revenues. While the Company believes that such forward looking statements are based on reasonable assumptions, there can be no assurance that such future revenues will be achieved or achieved on the schedule indicated. Furthermore, unanticipated future events, conditions and financial trends may affect the Company’s revenues, operating results and financial position. Prospective investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in the Company’s SEC filings. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied therein will not be realized.